UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2009

(Date of Report)

March 12, 2009

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 12, 2009, International Paper Investments (Luxembourg) S.à r.l. (“Borrower”), an indirect wholly owned subsidiary of International Paper Company (“IP”), entered into a Loan Agreement (the “Loan Agreement”) by and among the Borrower, IP as guarantor, the Lenders party thereto (the “Lenders”) and BNP Paribas (“BNPP”) as administrative agent.

On March 12, 2009 the Lenders provided a loan (the “Loan”) to the Borrower in the principal amount of $468 million. The maturity date of the Loan is March 12, 2012.

Borrowings under the Loan Agreement bear interest at a rate equal to, at the option of the Borrower, (a) the alternative base rate (defined as a rate per annum equal to the highest of (i) the rate announced publicly by BNPP in New York, NY as BNPP’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the Adjusted LIBO Rate (as defined in the Loan Agreement) for a one-month interest period plus 1%), or (b) LIBOR; in either case plus a margin to be determined by reference to the long-term credit rating of IP issued by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

The Loan Agreement contains certain negative covenants (including a prohibition on fundamental changes of IP and a limitation on liens IP may incur) and financial covenants (including a covenant not to permit at any time the ratio of Total Debt to Total Capital to exceed 0.60 to 1, and a covenant not to permit at any time the Consolidated Net Worth to be less than $9 billion), with all such capitalized terms defined in the Loan Agreement. The affirmative covenants and events of default in the Loan Agreement are substantially similar to those contained in IP’s $3 billion Credit Agreement, dated as of June 16, 2008, among IP, the lenders party thereto and JPMorgan Chase Bank, N.A.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 13, 2009, IP used the $468 million of proceeds from the Loan Agreement and cash of approximately $170 million to repay all of the Euro denominated 500 million five-year credit facility (“Euro Loan”) that had a maturity date of August 6, 2009. The Euro Loan was among International Paper Investments (France) S.A.S. as borrower, IP as guarantor, BNPP, Barclays Capital and ABN AMRO N.V., as mandated lead arrangers, certain financial institutions named therein and BNPP as facility agent.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Loan Agreement, dated March 12, 2009, by and among International Paper Investments (Luxembourg) S.à r.l., International Paper Company as guarantor, the Lenders party thereto and BNP Paribas as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura Abeln Smith
	Name:	Maura Abeln Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: March 16, 2009

Exhibit Index

Exhibit 10.1	Loan Agreement, dated March 12, 2009, by and among International Paper Investments (Luxembourg) S.à r.l., International Paper Company as guarantor, the Lenders party thereto and BNP Paribas as administrative agent.